INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 333-47136 of The Procter & Gamble Company on Form S-8 of our report dated 30 September 2002, appearing in this Annual Report on Form 11-K of the Procter & Gamble Limited Matched Savings Share Purchase Plan for the year ended 30 June 2002.



/S/ DELOITTE & TOUCHE
--------------------------
DELOITTE & TOUCHE
Newcastle, United Kingdom

30 September 2002